Exhibit (h)(6)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment (“Amendment”) to the Administration Agreement (the “Administration Agreement”), dated June 2, 1994, between Smith Barney Advisers, Inc. and Consulting Group Capital Markets Funds (the “Trust”), as amended in the Amendment to Administration Agreement between Smith Barney Fund Management LLC (the “Administrator” or “SBA”) (successor in interest to Smith Barney Advisers, Inc.) and the Trust, dated as of September 1, 2005, is entered into by the Trust and the Administrator as of December 1, 2005 (the “Effective Date”).

WHEREAS, the Administrator is the successor to Smith Barney Advisers, Inc.; and

WHEREAS, Citigroup Inc. (“Citigroup”), the parent company of the Administrator, has entered into an agreement to sell substantially all of its worldwide asset management business, including the Administrator, to Legg Mason, Inc. (the “Transaction”); and

WHEREAS, the Consulting Group, a division of a subsidiary of Citigroup other than the Administrator, will serve as the Trust’s investment adviser under a separate investment advisory agreement upon closing of the Transaction;

WHEREAS, the undersigned wish to amend the Administration Agreement to reflect revised terms upon which the Administrator will provide administration services to the Trust effective upon consummation of the Transaction.

NOW, THEREFORE, the Administration Agreement is hereby amended as follows:

1.	The last sentence of Section 1 is hereby deleted, and the following is substituted in its place:

“SBA may not delegate any of its duties or obligations hereunder to a third party, without the prior written consent of the Trust, provided that:

(i)	The Trust shall be deemed to have consented to any delegations to third parties in effect as of the Effective Date, including without limitation the delegation to State Street Bank and Trust Company of responsibility for providing fund accounting and financial reporting services on behalf of the Trust;

(ii)	The Trust’s consent to any other proposed delegation to a third party shall not be unreasonably withheld or delayed; and

(iii)	For the avoidance of doubt, SBA may delegate responsibility for performing services under the Administration Agreement to affiliated entities or persons of SBA, provided that such entities or persons shall remain subject to the general supervision of SBA and SBA shall remain responsible to the Trust for the performance of such services in accordance with the provisions of this Administration Agreement.”

2.	The following paragraphs are added to Section 2 of the Administration Agreement:

“SBA acknowledges that all books and records maintained by SBA on behalf of the Trust are and shall remain the property of the Trust, and will be delivered (a) to the Trust or such other person as the Trust may designate upon request of the Trust; and (b) to the extent the Adviser reasonably requires such books and records to perform its duties, to the Adviser upon request of the Adviser. This provision shall survive any termination of this Agreement.

SBA will permit the Chief Compliance Officer of the Trust (the “Trust CCO”) to inspect SBA’s systems and any documentation utilized or maintained by SBA, as may be reasonably requested by the Trust CCO in order to perform his or her functions as required by Investment Company Act of 1940 Rule 38a-1.

Notwithstanding anything in the Administration Agreement to the contrary, SBA’s services pursuant to this Administration Agreement shall be limited to only those services identified in Appendix A.”

3.	The following Paragraph is added to Section 3 of the Administration Agreement:

“In the event that the Trust retains a Chief Compliance Officer not employed by or affiliated with SBA or Legg Mason, Inc. the Section of Appendix A entitled “Compliance Services” shall be deleted.”

4.	Section 7 of the Administration Agreement is hereby deleted in its entirety and replaced with the following new Section 7:

“7. Term of Agreement

This Agreement shall continue until the first anniversary of the Effective Date, and shall continue automatically thereafter for successive annual terms, provided that such continuance is specifically approved at least annually by the Board, and further provided that:

a.	Either party may terminate this Agreement by giving at least ninety (90) days written notice of termination to the other party, provided that such notice specifies a termination date that is on or after the first anniversary of the Effective Date.

b.	SBA may terminate this Agreement upon written notice to the Trust if there is a material breach of the Memorandum of Understanding between Smith Barney Fund Management LLC (“SBFM”) and Citigroup Global Markets Inc. (“CGMI”) (relating to compliance assistance), and such Memorandum is terminated in accordance with its terms.

c.	Either party may terminate this Agreement upon written notice to the other party, in the event the other party breaches any of its material obligations under this Agreement in any material respect, and does not cure such breach within sixty (60) days of written notice of such breach from the terminating party.

d.	In the event of a termination of this Agreement under this Section 7, SBA will use commercially reasonable efforts to cooperate with CGMI in an orderly transition until the Trust has retained a replacement administrator; provided that CGMI will use all commercially reasonable efforts to have a replacement administrator to the Trust retained within sixty (60) days after written notice of termination is provided to the Trust. Notwithstanding the foregoing, SBA’s obligation to cooperate with an orderly transition shall terminate ninety (90) days after written notice of termination is provided to the Trust.”

5.	The following Section is added immediately after Section 7 of the Agreement, and Sections 8, 9 and 10 are re-numbered accordingly:

“8. Confidentiality

All material and information supplied by one party to the other party, including, but not limited to, all information that is furnished to SBA regarding shareholders of the Trust (“Client Information”), is confidential and proprietary (such material and information, including Client Information, “Confidential Information”). Confidential Information received by a receiving party shall not include information in the public domain through no wrongful act of such receiving party or of any affiliate thereof. Confidential Information shall be used by the receiving party solely in the performance of its obligations pursuant to this Agreement, except that all Client Information shall be the Trust’s sole property and the Trust may use Client information as it sees fit. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except as may be necessary to perform its obligations pursuant to this Agreement, or except as may be required by law or agreed upon in writing by the other party. Upon written request or upon the termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control, except to the extent such party must retain copies of such Confidential Information under applicable law.

Each party agrees to: (a) use commercially reasonable safeguards and security procedures and take reasonable precautions to protect the confidentiality and security of the Confidential Information; including at least the same degree of care in safeguarding the Confidential Information as it uses to safeguard its own proprietary and confidential information; (b) not make disclosure of any of the Confidential Information to anyone except those employees, consultants and professional advisors to whom disclosure is necessary for the purposes stated in this Agreement; to such other recipients as the Trust may approve in writing; and except as required by law; (c) appropriately notify such employees, consultants, advisors and others that the disclosure is made in confidence and to require such disclosees not already under an obligation of confidentiality to the Trust to keep the same in confidence in accordance with the terms and conditions of this Agreement; (d) not copy or transmit the Confidential Information unless specifically authorized or for the purposes stated in this Agreement; and (e) not intentionally access any Client Information that is not required in connection with performing its obligations under this Agreement and that if it or its agents accidentally access or improperly disclose such Client Information that it will immediately notify the Trust and take all appropriate and reasonable steps as directed by the Trust to protect and/or destroy such Client Information in its possession.”

6.	The indicated sections of Appendix A to the Agreement are hereby amended in the following manner:

(a) Financial Administration: The first bullet under “Financial Reporting” is hereby amended to add to the end of such bullet the following language:

“in accordance with the policies and procedures of the Disclosure Control Committee that covers the Trust, as the same may be amended from time to time.”

(b) Legal and Regulatory Services.

(i) The “SEC and Public Disclosure Assistance” section is hereby amended to delete the fourth bullet in its entirety.

(ii) The “SEC and Public Disclosure Assistance” section is hereby amended to add the following bullet points:

•	Prepare Form N-PX disclosure for proxy voting records

•	Prepare and file form N-CSR

•	Prepare all necessary updates (including non-routine) to prospectus and SAI

(iii) The “Legal Consultation and Business Planning” section is hereby amended to delete the third bullet in its entirety.

(c) Corporate and Secretarial Services. The following bullet point is hereby added to “Corporate and Secretarial Services”:

•	Assist in securing all appropriate fidelity bonds and E&O/D&O insurance on behalf of the Trust

(d) Compliance Services. The Compliance Services Section is hereby deleted in its entirety and replaced with the following:

“Until such time as the Trust shall appoint a Chief Compliance Officer that is not employed by or affiliated with Legg Mason, Inc., SBA shall designate one of its employees to act as Chief Compliance Officer for the Trust pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended, to oversee all aspects of the Trust’s compliance program under Rule 38a-1.”

Except as amended herein, all the provisions of the Administration Agreement (as previously amended) shall remain unchanged and in full force and effect. This Amendment shall be effective upon the consummation of the Transaction (as defined above), and shall be null and void, and shall have no force or effect, in the event the Transaction Agreement, dated as of June 23, 2005 between Citigroup Inc. and Legg Mason, Inc. is terminated in accordance with its terms without the consummation of the Transaction having occurred.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment to Administration Agreement as of the date first written above.

SMITH BARNEY FUND MANAGEMENT LLC		CONSULTING GROUP CAPITAL MARKETS FUNDS

By:	/S/ R. JAY GERKEN	By:	/S/ NORMAN NABHAN
Name:	R. Jay Gerken	Name:	Norman Nabhan
Title:	Chairman, President and Chief Executive Officer	Title:	Vice President

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